CONSENT OF BMO NESBITT BURNS INC.

We hereby consent to the incorporation by reference of our fairness opinion dated May 15, 2023 (the "BMO Fairness Opinion"), addressed to the Board of Directors of Lithium Americas Corp., that is included in the management information circular attached as exhibit 99.2 to the Form 6-K filed by the Lithium Americas Corp. on June 26, 2023 with the United States Securities and Exchange Commission (the "Commission") into the Post-Effective Amendment No. 1 to Form S-8 Registration Statement of Lithium Americas (Argentina) Corp. (Formerly Lithium Americas Corp.) (the "Form S-8 POS") being filed with the Commission, and any amendments thereto. We also consent to the inclusion of summaries of the BMO Fairness Opinion and all references to the BMO Fairness Opinion in the documents incorporated by reference into the Form S-8 POS.

We also consent to the references to us contained in the Form S-8 POS and the documents incorporated by reference therein.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

/s/ BMO Nesbitt Burns Inc.
BMO Nesbitt Burns Inc.
Date: October 6, 2023